Exhibit 99.1

3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814 PH 301.941.1500, FX 301.941.1553 www.lasallehotels.com

News Release

LaSalle Hotel Properties Acquires Chamberlain West Hollywood

BETHESDA, MD, December 6, 2010 — LaSalle Hotel Properties (NYSE: LHO) today announced that it acquired the Chamberlain West Hollywood for $38.5 million. The 113-key all-suite hotel is located at 1000 Westmount Drive in West Hollywood, California.

The Chamberlain West Hollywood is located just off of Santa Monica Boulevard in the heart of West Hollywood, central to downtown Los Angeles, Beverly Hills, area beaches, the Sunset Drive Strip and Los Angeles International Airport. The property’s West Hollywood neighborhood offers upscale dining, premium shopping and vibrant nightlife.

“We are excited about the purchase of the Chamberlain West Hollywood,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “We are very familiar with the West Hollywood market and are pleased to expand our presence there. West Hollywood has been one of our strongest markets this year with occupancy at our hotels above 80 percent year-to-date through the third quarter.”

The building was originally constructed in 1970 as an apartment building, subsequently converted to an all-suite hotel and was later repositioned as the Chamberlain West Hollywood in 2005. From December 2009 to July 2010, the property underwent an extensive $4.5 million renovation including guestrooms, guest bathrooms, corridors, rooftop pool area and the lobby.

The Chamberlain features 113 spacious suites, each with a private balcony and a gas-log fireplace. The suites, which average over 500 square feet, also include such upscale amenities as 42-inch HD televisions with DVD players and iHome docking stations. The hotel restaurant, the Bistro at Chamberlain offers seating for 52 and features American and California cuisine. Additional amenities include a heated rooftop pool and a business center.

The hotel will be managed by Outrigger Lodging Services, which currently manages the Company’s LeMontrose Suite Hotel, LeParc Suite Hotel, Grafton on Sunset and Hotel Amarano. The Chamberlain West Hollywood is centrally located to the Company’s other West Hollywood hotels and will benefit from Outrigger’s revenue and expense management practices.

“We are confident that the appointment of Outrigger as manager and the implementation of our asset management practices will create significant value for this asset,” noted Mr. Barnello.

John Fitts, President and CEO of Outrigger Lodging Services said, “We are pleased to expand our relationship with LaSalle Hotel Properties and their outstanding team. We have enjoyed a long association with LaSalle and look forward to continuing to nurture these five unique hotels.”

The property was purchased in an all-cash transaction. The Company expects to recognize total transaction expenses related to the Chamberlain West Hollywood of approximately $0.3 million during the fourth quarter.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 35 upscale full-service hotels, totaling over 9,100 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts and JRK Hotel Group, Inc.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,”“will,” “expect,” “intend,” “anticipate,” “estimate,” “should,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Forward-looking statements in this press release include statements about transaction costs related to the acquisition of the Chamberlain West Hollywood and the impact of the appointment of Outrigger Lodging Services and the Company’s asset management practices. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Contacts:

Michael Barnello or Kenneth Fuller, LaSalle Hotel Properties – 301/941-1500

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